Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "LEGION WORKS INC.", FILED IN THIS OFFICE ON THE ELEVENTH DAY OF JANUARY, A.D. 2021, AT 5:07 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

7714281 8100
SR# 20210080187

Authentication: 202729707
Date: 03-15-21

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:07 PM 01/11/2021
FILED 05:07 PM 01/11/2021
SR 20210080187 - File Number 7714281

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

LEGION WORKS INC.

Legion Works Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Legion Works Inc.

2. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was November 20, 2019.

3. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the corporation as herein set forth in full:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

Article I

The name of the corporation is Legion Works, Inc. (the "Corporation").

Article II

The address of the registered office of the Corporation in the State of Delaware is National Registered Agents, Inc., 1209 Orange Street in the City of Wilmington, 19801 in the County of New Castle.

Article III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporate Law (the "DGCL").

Article IV

(A) The aggregate number of shares of capital stock of which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares of Common Stock, consisting of Ten Million (10,000,000) shares of **Super Voting Common Stock** and Ninety Million (90,000,000) shares of **Voting Common Stock,** each having a par value of $0.0001.

(B) <u>Rights and Powers of Super Voting Common Stock.</u>

The rights, powers and restrictions granted to and imposed on the Super Voting Common Stock are as set forth below in this Article IV.

1. <u>Voting Rights.</u> The holders of the Corporation's Super Voting Common Stock are entitled to four votes per share on all matters to be voted on by the Corporation's stockholders.

2. <u>Right to Receive Liquidation Distributions.</u> In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Super Voting Common Stock shall be entitled to share, ratably according to the number of shares of Super Voting Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders.

(C) **<u>Rights and Powers of Voting Common Stock.</u>**

1. <u>Voting Rights.</u> The holders of Voting Common Stock are entitled to one vote per share of Voting Common Stock on all matters to be voted on by the Corporation's stockholders.

2. <u>Right to Receive Liquidation Distributions.</u> In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Voting Common Stock shall be entitled to share, ratably according to the number of shares of Voting Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders.

(C) **<u>All Common Stock Shall Have Equal Status.</u>**

Except as expressly set forth in this Article IV, Voting Common Stock shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and as to all matters to Super Voting Common Stock.

Article V

The Corporation, acting through its board of directors, may create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, rights or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes, such rights or options to be evidenced by or in such instrument or instruments as shall be approved by the board of directors. The terms upon which, including the time or times, which may be limited or unlimited in duration, and the price or prices at which any such shares may be purchased from the Corporation upon exercise of any such right or option, shall be stated in a resolution adopted by the board of directors providing for the creation and issue of such rights or options, and, in every case, shall be set forth or incorporated by reference in the instrument or instruments evidencing such rights or options. Without limiting the generality of the foregoing, the authority to adopt and maintain a shareholders' rights plan, and to establish the terms and conditions thereof, including the terms and circumstances under which the rights are to be redeemed, shall be reserved exclusively to the board of directors of the Corporation.

Article VI

The number of directors of the Corporation shall be as specified in, or determined in the manner provided in, the bylaws of the Corporation. Election of directors need not be by written ballot.

Article VII

In furtherance of, and not in limitation of, the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

Article VIII

(I) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the laws of the State of Delaware ("Delaware Law").

(2)(a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director of the Corporation or is or was serving at the request of the Corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Article VIII shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this Article VIII shall be a contract right.

(2)(b) The Corporation may, by action of its board of directors, provide indemnification to such officers, employees and agents of the Corporation to the extent, and to such effect, as the board of directors shall determine to be appropriate and authorized by Delaware Law.

(3) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, jointventure, trust or otherenterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under Delaware Law.

(4) The rights and authority conferred in this Article VIII shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

(5) Neither the amendment nor repeal of this Article VIII, nor the adoption of

any provision of the certificate of incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this Article VIII in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

Article IX

The Corporation shall have the right, subject to any express provisions or restrictions contained in the certificate of incorporation or bylaws of the Corporation, from time to time, to amend the certificate of incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the certificate of incorporation or any amendment thereof are subject to such right of the Corporation.

Article X

Except upon the affirmative vote of shareholders holding all the issued and outstanding shares of Common Stock, no amendment to this certificate of incorporation may be adopted by the Corporation which would impose personal liability for the debts of the Corporation on the shareholders of the Corporation or which would amend, alter or repeal or adopt any provision inconsistent with this Article X

Article XI

The provisions of Section 203 of Title 8 of the DGCL, as amended, shall not apply to the Corporation from and after the filing of this certificate of incorporation with the Division of Corporations in the Department of State of Delaware.

Article XII

Any action which may be taken at any annual or special meeting of the shareholders may be taken without a meeting, without prior notice, and without a vote, only if a consent orconsents in writing, setting forth the action so taken, shall be signed by the holders of all the outstanding capital stock of the Corporation entitled to vote on such action.

* * *

4. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the General Corporation Law.

5. That this amended and restated certificate of incorporation, which restates and integrates and further amends the provisions of the Corporation's certificate of incorporation, has been duly adopted in accordance with Sections 242 and 245 of the DGCL.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 6th day of January, 2021.

Ryan Bettencourt

Ryan Bettencourt